UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2

TWITTER, INC.

(Name of Registrant as Specified In Its Charter)

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☒	No fee required.

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☐	Fee paid previously with preliminary materials.

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Email sent on May 16, 2016 to all Twitter employees.

Subject: Voting your Twitter shares

Team:

We are holding our upcoming 2016 Annual Meeting of Stockholders on May 25, 2016.  If you hold shares of Twitter stock, by now you should have received instructions in the mail or electronically from your bank or broker about how to vote your shares. If you hold shares through Schwab and receive communications from Schwab electronically, you should have received an email in April from id@proxyvote.com with the subject heading “TWITTER, INC. Annual Meeting” with instructions to vote your Twitter shares. If you do not receive communications from Schwab electronically, you should have received proxy materials in the mail.

Even if you did not receive a communication from Schwab or other broker, many of you will be able to vote your shares over the telephone by calling Alliance Advisors at +1-855-928-4493 anytime between 9:00AM Eastern to 9:00PM Eastern time.

We have a number of important proposals being voted on at the annual meeting, including a proposal to allow @jack to use his personal shares to fund an equity plan for employees. Our Board of Directors and management team recommend that shareholders vote “FOR” each of the proposals on the ballot.

The proxy materials as well as this year’s Annual Report to stockholders can be viewed on the Investor Relations website.

Your vote is very important. Please refer to Twitter’s proxy statement for more details regarding all the proposals up for stockholder vote and vote your shares as soon as possible before May 25.

Thanks,

Krista